IMMEDIATE RELEASE

AAM ANNOUNCES SALE OF U.S. IRON CASTING OPERATIONS
TO FUNDS MANAGED BY GAMUT CAPITAL MANAGEMENT

DETROIT, September 18, 2019 — American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) announced today that it has entered into a definitive agreement to sell its U.S. iron casting operations (“Grede”) to funds managed by Gamut Capital Management (“Gamut”) for an aggregate purchase price of $245 million, subject to certain customary adjustments.

Across 10 manufacturing facilities, Grede develops, manufactures, assembles and supplies ductile, gray, and specialty iron castings and machined components for automotive, commercial vehicle and industrial markets.  For the full year 2018, Grede generated $781 million in sales ($741 million excluding intercompany transactions).

“The sale of Grede will enable us to streamline our business, accelerate our debt reduction initiatives and enhance our margin profile,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch.  “We will continue to optimize and invest in our highly-engineered product portfolio, focus on profitable growth opportunities including electrification, and further strengthen AAM’s value proposition to all key stakeholders.”

Jordan Zaken, Founding Partner of Gamut, said, “Grede is a market-leading supplier of high-performance, mission-critical castings with national scale, a blue-chip customer base and significant opportunities for growth. We are excited to partner with Grede and its dedicated employee base in its next chapter as an independent company focused on operational excellence and best-in-class delivery for its customers.”

AAM will retain its El Carmen, Mexico iron casting operations. The El Carmen Manufacturing Facility will continue to provide significant vertical integration benefits to AAM, while also continuing to serve external customers in Mexico and other global markets.

The $245 million sale price will consist of $185 million in cash and a $60 million deferred payment obligation, subject to certain customary adjustments. Net cash proceeds will primarily be used to repay outstanding indebtedness. The transaction is expected to close in the fourth quarter of 2019, subject to customary closing conditions, including the receipt of regulatory approvals.

For more information, visit the investor page at www.aam.com for a supplemental investor presentation.

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the transaction and the anticipated consequences and benefits of the transaction and other information relating to matters that are not historical facts.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements.  These risks and uncertainties include the receipt and timing of necessary regulatory approvals and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  These forward-looking statements speak only as of the date of this communication.  We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About AAM

AAM (NYSE:AXL) delivers POWER that moves the world. As a leading global tier 1 automotive supplier, AAM designs, engineers and manufactures driveline, metal forming and casting technologies that are making the next generation of vehicles smarter, lighter, safer and more efficient. Headquartered in Detroit, AAM has over 25,000 associates operating at nearly 90 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership.  To learn more, visit aam.com.

About Gamut Capital Management
Gamut Capital Management is a New York-based private investment firm managing $1.2 billion in assets focused on the middle market. Gamut was founded in 2015 by Stan Parker and Jordan Zaken who have over 35 years of combined private equity investing experience. Gamut’s senior deal professionals have executed investments in over 30 companies in North America and Europe. To learn more, please visit www.gamutcapital.com.

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For more information:

Investor Contact:

Jason P. Parsons

Director, Investor Relations

(313) 758-2404

jason.parsons@aam.com

Media Contact:

For AAM:	For Gamut:
Christopher M. Son	Gasthalter & Co.
Vice President, Marketing & Communications	Nathaniel Garnick
(313) 758-4814	(212) 257-4170
chris.son@aam.com	NG@gasthalter.com

Or visit the AAM website at www.aam.com.